                                                      Confidential Treatment

                                                                EXHIBIT 10.5




                             AMENDED AND RESTATED
                FACILITY OPERATIONS AND MAINTENANCE AGREEMENT


                                   BETWEEN


                    SOUTHERN ELECTRIC INTERNATIONAL, INC.


                                     AND


                        BIRCHWOOD POWER PARTNERS, L.P.


                           DATED AS OF MAY 18, 1994


                            CONTRACT NO. 6709-P-07

                               TABLE OF CONTENTS

ARTICLE I

                                                       DEFINITIONS  . . . . . . . . . . . . . . . .       1
          1.1           Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1

ARTICLE II
                                                    TERM OF AGREEMENT   . . . . . . . . . . . . . .       5
          2.1           Initial Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
          2.2           Extension of Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5

ARTICLE III
                                              REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . .       5
          3.1           Owner Representations and Warranties  . . . . . . . . . . . . . . . . . . .       5
          3.2           Operator Representations and Warranties . . . . . . . . . . . . . . . . . .       6

ARTICLE IV
                                                  COVENANTS OF OPERATOR   . . . . . . . . . . . . .       7
          4.1           Operator's Responsibilities Prior to Commercial
                        Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
          4.2           Operator's Responsibilities After Commercial
                        Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
          4.3           No Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      10
          4.4           Curtailment of Facility Operations  . . . . . . . . . . . . . . . . . . . .      11

ARTICLE V
                                                RESPONSIBILITIES OF OWNER   . . . . . . . . . . . .      11
          5.1           Items to be Furnished by Owner  . . . . . . . . . . . . . . . . . . . . . .      11
          5.2           Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
          5.3           Owner's Representative  . . . . . . . . . . . . . . . . . . . . . . . . . .      12
          5.4           Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12

ARTICLE VI
                                                  EXPENSES AND PAYMENTS   . . . . . . . . . . . . .      12
          6.1           Operator's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12
          6.2           Annual Operating Plan and Budget  . . . . . . . . . . . . . . . . . . . . .      12
          6.3           Payment of Operator's Expense . . . . . . . . . . . . . . . . . . . . . . .      14
          6.4           Operator's Annual Guarantees  . . . . . . . . . . . . . . . . . . . . . . .      15
          6.5           Payment and Interest on Payment Delays; Disputes
                        Concerning Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
          6.6           Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
          6.7           Subordination of Base Operations Fee and Net
                        Bonus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17

ARTICLE VII
                                           LIMITATIONS ON OPERATOR'S LIABILITY  . . . . . . . . . .      18
          7.1           Correction of Non-Conforming Services . . . . . . . . . . . . . . . . . . .      18
          7.2           Total Limitation of Operator's Liability  . . . . . . . . . . . . . . . . .      18
          7.3           Exclusion of Certain Damages  . . . . . . . . . . . . . . . . . . . . . . .      18


     7.4   Equipment...............................................  18
     7.5   Disclaimer of Warranty..................................  19

ARTICLE VIII
                      TERMINATION, DEFAULTS AND REMEDIES...........  19
     8.1   Termination by Either Party.............................  19
     8.2   Termination by Owner for Cause..........................  19
     8.3   Additional Right of Owner to Remove Operator............  20
     8.4   Termination by Operator for Cause.......................  20
     8.5   Additional Right of Operator to Resign..................  21

ARTICLE IX
                               INDEMNIFICATION.....................  22
     9.1   Indemnification by Operator.............................  22
     9.2   Indemnification by Owner................................  22
     9.3   Survival................................................  22
     9.4   Notice and Legal Defense................................  22
     9.5   Failure to Defend Action................................  23

ARTICLE X
                                  INSURANCE........................  23
     10.1  Obligation to Obtain....................................  23
     10.2  Coverage Which Must Be Purchased by the Operator........  23
     10.3  Coverage Which Must Be Purchased by the Owner...........  24
     10.4  Form and Content........................................  26
     10.5  Certificates, Proof of Loss.............................  26
     10.6  No Limitation on Liability..............................  27

ARTICLE XI
                                THIRD PARTIES......................  27
     11.1  Engagement of Third Parties.............................  27
     11.2  Assignment of Rights or Obligations.....................  27

ARTICLE XII
                                   DISPUTES........................  27
     12.1  Good Faith Resolution...................................  27
     12.2  Arbitration Notice......................................  28
     12.3  Selection of Arbitrators................................  28
     12.4  Procedure...............................................  28
     12.5  Binding Nature..........................................  28
     12.6  Enforceability..........................................  28

ARTICLE XIII
                              GENERAL PROVISIONS...................  29
     13.1  Capital Improvements....................................  29
     13.2  Notices.................................................  29
     13.3  Governing Law...........................................  29
     13.4  Counterparts............................................  29
     13.5  Successors and Assigns..................................  29
     13.6  Waiver..................................................  29
     13.7  Not for the Benefit of Third Parties....................  29
     13.8  Attorneys' Fees.........................................  30

     13.9   Confidentiality........................................  30
     13.10  Force Majeure..........................................  30
     13.11  Publicity Releases.....................................  31
     13.12  Severability...........................................  31
     13.13  Owner's and Operator's Obligations Non-recourse........  32
     13.14  Interpretation.........................................  32
     13.15  Relationship of the Parties............................  32

SCHEDULES

     A     -     Project Agreements
     B     -     Outline of Operating Plan and Budget
     C     -     Operator's Services Prior to Commercial Operation
     D     -     Operator's Services After Commercial Operation
     E     -     Annual Guarantees
     F     -     Reporting Requirements
     G     -     Fee, Rebate & Bonus Schedule

                              AMENDED AND RESTATED
                  FACILITY OPERATIONS AND MAINTENANCE AGREEMENT


         This AMENDED AND RESTATED FACILITY OPERATIONS AND MAINTENANCE AGREEMENT ("Agreement"), dated as of May 18, 1994, between Southern Electric International, Inc., a Delaware corporation, with its principal business address in Atlanta, Georgia ("Operator"), and Birchwood Power Partners, L.P., a Delaware limited partnership with its principal business address in Atlanta, Georgia ("Owner").

         WHEREAS, Owner and Operator have heretofore entered into a Facility Operations and Maintenance Agreement, dated as of November 12, 1993, pursuant to which Operator has agreed to operate and maintain the SEI Birchwood Power Facility ("Facility"), located in King George County, Virginia, on behalf of the Owner; and

         WHEREAS, Owner and Operator now wish to amend and restate the terms of the Facility Operations and Maintenance Agreement.

         NOW, THEREFORE, in consideration of the premises and their mutual covenants set forth in this Agreement, Owner and Operator agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" means any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Party.

         "Agreement" means this Agreement and the Schedules attached hereto, as amended or supplemented in writing from time to time.

         "Annual Guarantees" means the Operations performance guarantees set forth in Section 6.4 and Schedule E.

         "Anticipated Commercial Operations Date" means November 29, 1996, or such earlier or later date as the Owner, upon giving reasonable advance notice, shall designate as the date upon which Operator is to commence start-up and mobilization services to the Facility.

         "Applicable Permits" means all permits, licenses, consents and permissions, including any renewals, extensions or amendments thereto, applicable to the ownership, operation or maintenance of the Facility.

         "Base Operations Fee," "Bonus," and "Rebate" shall mean the payments and rebates payable in accordance with Schedule G hereto.

         "Capital Improvement" means the installation of new equipment or upgrading of equipment or facilities not included in the Operating Plan and Budget as part of Routine Maintenance and not performed as the result of Major Maintenance or Force Majeure.

         "Commercial Operations Date" shall have the meaning given in Section
1.5 of the Power Purchase Agreement.

         "Contract Year" means the twelve (12) month calendar year beginning January 1 and ending December 31, except that, for purposes of this Agreement, the first Contract Year shall commence eighteen (18) months prior to the Anticipated Commercial Operations Date, and end on the following December 31 and the final Contract Year shall commence on January 1 and end on the twenty-fifth
(25th) anniversary of the Commercial Operations Date.

         "Contractor" means the party with whom Owner has executed the Turnkey Contract.

         "Facility" means the facility designed and constructed by Contractor, and accepted by Owner, in accordance with the Turnkey Contract.

         "Financing Agreements" shall mean the loan agreement or agreements and related documents pursuant to which Owner borrows funds for the construction and permanent financing of the Facility, and any refinancing thereof.

         "Force Majeure" means any circumstances beyond the reasonable control of a Party experiencing delay in the performance of, or inability to perform, its obligations hereunder by reason of the occurrence thereof, if such circumstances are not the fault of such Party, including, but not limited to, acts of God; unusually severe weather conditions; accident; fire; strikes or other labor unrest; war; riots; requirements, actions or failures to act on the part of Governmental Authorities preventing performance; inability despite due diligence to obtain or renew Applicable Permits; change of law; or failure or faulty design of major equipment which could not reasonably be detected through standard quality assurance/quality control procedures; provided that, as to Operator, Force Majeure shall not include any strike or other labor unrest involving Operator's or any Subcontractor's employees at the Facility site.

         "Governmental Authority" shall mean any local, state, regional or federal administrative, legal, judicial, or executive agency, court, commission, department or other entity, but excluding any agency, commission, department or other such entity acting in its capacity as lender, guarantor or mortgages.

         "Imprest Account" means the deposit account established by owner in accordance with Section 6.3 hereof.

         "Lender" means any entity or entities providing construction or permanent debt financing for the Facility, or providing credit support or credit enhancement for such construction or permanent debt financing.

         "Major Maintenance" means the performance of periodic scheduled or unscheduled maintenance of capital equipment included in the Facility required by either of the following:

         (a) Warranty service or maintenance procedures dictated by Prudent Utility Practices or recommended by the Vendor or manufacturer in maintenance manuals, as needed to restore or maintain the "Demonstrated Dependable Capacity," as defined in Schedule E; or

         (b) An outage of systems or equipment has occurred or repair or replacement of an item of capital equipment is required as a result of Force Majeure or otherwise.

         "Mobilization Date" shall mean the date, which is anticipated to occur eighteen (18) months prior to the Anticipated Commercial Operations Date, on which Operator shall commence implementation of the Start-Up and Mobilization Plan in accordance with Section 4.1(f) hereof.

         "Operating Plan and Budget" means the annual plan prepared by Operator in accordance with Section 6.2(a), which shall indicate periods when the Facility is expected to be generating electricity and periods when the Facility is expected to be shut down for maintenance or modifications, the estimated expenses for the Facility during each Contract Year, including an annual expense budget, and Operator's forecast of Major Maintenance activities and the associated costs thereof for the upcoming five Contract Year period, which plan and budget shall contain the information required by Schedule B attached hereto.

         "Power Purchase Agreement" means the Power Purchase and Operating Agreement between SEI Birchwood, Inc. and Virginia Electric and Power Company, effective July 13, 1990, as amended from time to time, which has been or will be assigned to the owner by SEI Birchwood, Inc.

         "Party" means the Operator or the Owner.

         "Project Agreements" means the agreements listed in Schedule A, as each such agreement may be amended or modified from time to time.

         "Prudent Utility Practices" means the practices, methods, materials, supplies and equipment, as changed from time to time, that are commonly used in the electric power production industry to operate and maintain power plant equipment or any practices, methods and acts which, in the exercise of reasonable judgment, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition; provided that Prudent Utility Practices is not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather to be a range of possible practices, methods or acts taken or engaged in by entities that operate and maintain power plants in the electric power production industry. Whether any particular practice, method or act complies with Prudent Utility Practices is to be judged in light of the facts known at the time that the particular practice, method or act was taken or engaged in.

         "Reimbursable Expenses" shall have the meaning given in Section 6.3(a) hereof.

         "Release Date" means the date on which Owner, or its designee, notifies Operator that Contractor is nearing completion of the Facility and is ready to commence training of Operator's personnel or otherwise requests the participation of Operator's operations and maintenance personnel, such date to occur at least one hundred eighty (180) days prior to the date on which Operator's personnel are required to be made available to Owner.

         "Routine Maintenance" means all of the operations and maintenance activities required to be performed by Operator hereunder which are typically performed on an annual basis or more frequently, but excluding any activities that constitute Major Maintenance.

         "Start-Up and Mobilization Plan" means the plan and budget agreed to by the Parties for the period from the Mobilization Date to the Commercial Operation Date, which shall include the staffing schedule and mobilization budget set forth in Attachment 1 to Schedule C as it may be revised from time to time.

         "Subcontractor(s)" means those persons or companies who have a contract with Operator for the performance of any part of the operations and maintenance services to be performed by Operator hereunder.

         "Term" means the initial term of this Agreement as specified in Section 2.1, plus any extended term determined pursuant to Section 2.2.

         "Turnkey Contract" means the Engineering, Procurement and Construction Agreement between Owner and the Contractor.

         "Vendor(s)" means those persons or companies who supply materials or equipment to Operator or any Subcontractor for the Facility.

         "Virginia Power" means Virginia Electric and Power Co.

                                   ARTICLE II
                                TERM OF AGREEMENT

         2.1 Initial Term. This Agreement shall be effective from the date set forth above and, unless earlier terminated in accordance with the terms of
Article VIII, shall continue for a period of twenty-five (25) years from the Commercial Operations Date, subject to extension in accordance with this Article II.

         2.2 Extension of Term. If the Power Purchase Agreement is extended in accordance with Article 5 thereof, the Parties will endeavor to extend this Agreement, with mutually satisfactory terms and conditions, for a period equal to the Power Purchase Agreement extension period, provided that any such extension and the terms and conditions thereof are agreed to by the Parties no later than one (1) year prior to the expiration of the initial Term of this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1 Owner Representations and Warranties. Owner hereby represents and warrants to Operator as follows:

             (a) Organization and Existence. Owner is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has sufficient partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated hereunder to be conducted in the future.

                 (b) Due Authorization. The execution, delivery and performance of this Agreement by Owner has been duly and effectively authorized by all requisite partnership action. This Agreement has been duly and effectively executed and delivered by Owner and constitutes the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

                 (c) Litigation. There is no action, suit, claim, proceeding or investigation pending or, to Owner's knowledge, threatened against Owner by or before any Governmental Authority having jurisdiction over owner or its properties which, if adversely determined, would have a material adverse effect upon Owner's ability to enter into and perform its obligations and consummate the transactions contemplated by this Agreement. Owner is not subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over owner or its properties which would materially and adversely affect its ability to enter into and perform its obligations under this Agreement.

                 (d) No Material Violation, No Material Impairment. There is no provision of Owner's limited partnership agreement or certificate of limited partnership, nor any existing statute, law, regulation, nor any note, bond, resolution, indenture, agreement or instrument to which Owner is a party and which is enforceable against Owner which would be violated by or which would impair Owner's entry into this Agreement or the performance by Owner of its obligations hereunder in accordance with the terms hereof or the consummation of the transactions contemplated hereby in accordance with the terms hereof.

                 (e) Approvals. All approvals and consents, including, without limitation, all approvals and consents of Governmental Authorities necessary for Owner to enter into this Agreement, to perform its obligation hereunder and to consummate the transactions contemplated hereby have been received and are in full force and effect.

         3.2 Operator Representations and Warranties. Operator hereby represents and warrants to Owner as follows:

                 (a) Organization and Existence. Operator is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has sufficient corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to carry on its business as it is now being conducted and as it is contemplated hereunder to be conducted in the future.

                          (b) Due Authorization. The execution, delivery and performance of this Agreement by Operator has been duly and effectively authorized by all requisite corporate action. This Agreement has been duly and effectively executed and delivered by Operator and constitutes the legal, valid and binding obligation of Operator, enforceable against Operator in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights or creditors generally and by general principles of equity.

                          (c) Litigation. There is no action, suit, claim, proceeding or investigation pending or, to Operator's knowledge, threatened against Operator by or before any Governmental Authority having jurisdiction over Operator or its properties which, if adversely determined, would have a material adverse effect upon Operator's ability to enter into and perform its obligations under this Agreement. Operator is not subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over Operator or its properties which would materially and adversely affect its ability to enter into and perform its obligations under this Agreement.

                          (d) No Material Violation, No Material Impairment. There is no provision of Operator's charter or bylaws, nor any existing statute, law, regulation, nor any material note, bond, resolution, indenture, agreement or instrument to which Operator is a party and which is enforceable against Operator which would be violated by or which would impair Operator's entry into this Agreement or the performance by Operator of its obligations hereunder in accordance with the terms hereof.

                          (e) Approval. All approvals and consents, including, without limitation, all approvals and consents of Governmental Authorities, necessary for Operator to enter into this Agreement, and to perform its obligations hereunder have been received and are in full force and effect.

                                   ARTICLE IV
                             COVENANTS OF OPERATOR

                 4.1 Operator's Responsibilities Prior to Commercial Operation. Prior to the Commercial Operations Date, Operator shall perform the services set forth in this Section 4.1 and the additional services set forth in Schedule C.

         (a) Review of Facility Design. Operator shall review and comment on the Facility design regarding matters of operability and maintainability. This review shall not constitute any acceptance of liability or the creation of any warranty on the part of Operator with respect to the engineering, design or construction of the Facility. Operator's design review will begin immediately following execution of this Agreement and will continue until the final design and construction for the Facility are completed. To conduct the review, Operator shall have access to all plans, specifications, drawings of machinery and equipment layout. Owner shall advise Operator of any design or specification change within fifteen (15) days of the change.

         (b) Appointment of Facility Manager. Operator shall designate a Facility manager approximately eighteen (18) months prior to the Anticipated Commercial Operations Date. The Facility manager shall supervise the performance of Operator's duties and have authorization to act on behalf of Operator. Operator may replace the Facility manager from time to time with the consent of the Owner (which shall not be unreasonably withheld). Operator shall replace the Facility manager for cause upon Owner's request specifying the reason for such replacement.

         (c) Personnel. Operator shall provide the services of operations and maintenance personnel listed in Attachment 1 to Schedule C, in accordance with the schedule set forth in Schedule C. Such personnel will participate in training (if any) provided by the Contractor pursuant on the Turnkey Contract, and, if requested by the Contractor, will support start-up activities and testing of the Facility under the Contractor's control and supervision. Operator shall have no liability or responsibility for acts or omissions of operations and maintenance personnel acting under Contractor's control and supervision.

         (d) Operation of Equipment and Systems. After Owner and Contractor, with Operator's concurrence, have determined that equipment and systems are complete and safe to operate, Operator shall operate and maintain each system within the Facility on behalf of the Owner.

         (e) Operating Manual. No later than one hundred eighty (180) days after receiving operating manuals prepared by Contractor, Operator will submit for Owner's approval an operating manual containing procedures and schedules to be followed in providing operations and maintenance services hereunder.

         (f) Mobilization Period. Upon the Mobilization Date, Operator shall implement the Start-Up and Mobilization Plan, with such changes or modifications as Owner shall have approved. During this period, Operator shall interface and provide operating support to the Contractor, including without limitation start-up support. Operator shall provide personnel to participate in the initial training from the Contractor within one hundred eighty (180) days of the Release Date in accordance with the staffing schedule set forth on Attachment 1 to Schedule C hereto.

                 (g) Permits: Licenses, Etc. Operator shall assist owner in obtaining all Applicable Permits, in each case on or before the dates on which such Applicable Permits are required to be obtained, and thereafter shall use its best efforts to maintain all such Applicable Permits in full force and effect.

         4.2 Operator's Responsibilities After Commercial Operation. On and after the Commercial Operations Date, Operator shall provide the services in this Section 4.2 and the additional services set forth in Schedule D.

                 (a) Operation and Maintenance Services. Operator shall provide operation and maintenance services in connection with the Facility as follows:

                 (i) Operator shall operate the Facility in accordance with Prudent Utility Practices, manufacturers' specifications and warranties (to the extent consistent with Prudent Utility Practices), the current operating manual prepared by operator and approved by Owner, and Applicable Permits, and shall use its best efforts to comply with all applicable laws, rules and regulations and the Project Agreements;

                 (ii) Operator shall provide the services of the operations and maintenance personnel listed in Attachment 1 to Schedule B;

                 (iii)    Operator shall perform Routine Maintenance;

                 (iv) Operator shall procure in accordance with the Operating Plan and Budget and for the account of Owner services, materials, equipment, chemicals and supplies necessary or appropriate for the operation and maintenance of the Facility. Operator shall obtain from all Vendors such indemnities, warranties and guarantees as are commercially available on reasonable terms;

                 (v) Operator shall assist Owner in Owner's efforts to cause compliance with applicable federal, state and local laws, rules and regulations and all Applicable Permits; and

                 (vi) Operator shall administer all Project Agreements (to the extent associated with the operations and maintenance of the Facility), and contracts for Major Maintenance and Capital Improvements.

                 (b) Generation. Operator shall attempt to maximize the Facility's generation of electrical energy and shall provide maintenance in a cost effective manner to prevent deterioration of the Facility, normal wear and tear excepted. Such efforts shall necessarily be limited by the operating life, capacity and maintenance life of the Facility, by Prudent Utility Practices, by the reasonableness of the cost of an activity compared to the expected benefit of such activity, by the requirements of this Agreement, the Project Agreements, all applicable laws, rules and regulations and by Applicable Permits.

                 (c) Reports. Operator shall prepare and maintain the records and reports specified in Schedule F. Owner shall have the right, during normal business hours and with twenty-four (24) hours notice, to inspect Operator's books and records relating to the Facility, and to cause an audit thereof at its own expense. Copies of all records and reports shall be retained by Operator for at least five (5) years after preparation.

                 (d) Meetings with Owner and Lender. Operator will meet and consult with Owner and Lender or their respective representatives regarding the operations and maintenance of the Facility, as reasonably requested by Owner or Lender. Owner or Owner's representative shall have the right to be present at any meeting with Operator that may be requested by Lender.

                 (e) Waste Handling. Operator, as Owner's agent, shall arrange for the handling and proper preparation for disposal of all wastes produced by the Facility, including all hazardous wastes produced by the Facility, provided that Owner or Owner's representative shall be responsible for selection of the site for disposal of all hazardous wastes produced by the Facility and shall sign all required manifests and shipping forms as the generator of such wastes.

                 (f) Sale of Used Equipment. Operator shall, as agent for Owner, undertake to sell equipment that is no longer used or useful in the operations of the Facility and for which a replacement has been obtained. The terms of any such sale shall be subject to Owner's prior approval.

         4.3 No Obligations. Operator shall not be responsible for any obligations of Owner, including, without limitation, obligations to make any payments pursuant to or otherwise comply with any Project Agreement or any other agreement to which owner is or may be a party, nor shall Operator have any obligations with respect to the decommissioning or costs of decommissioning of the Facility, including remediation of the Facility site and dismantling and disposal of equipment.

         4.4     Curtailment of Facility Operations.

                 (a) Operator, through its Facility manager or otherwise, shall have the right to curtail or to shut down the Facility if such curtailment or shut down is necessary in order to fulfill its obligations under this Agreement, to protect the Facility from any potential material damage or in order to comply with Prudent Utility Practices, Applicable Permits, or applicable laws, provided however, that Operator shall not be relieved of its obligations to Owner if the necessity for curtailing or shutting down the Facility in order to comply with the foregoing is the result of Operator's action or inaction.

                 (b) The Parties agree that if Virginia Power reasonably determines and notifies operator that a condition exists which may have a material adverse physical impact on the electric system or the equipment of Virginia Power's customers and which, in Virginia Power's sole judgment, requires a change in electricity deliveries by Operator, then Operator shall immediately suspend or reduce electricity deliveries as requested by Virginia Power upon oral notice or written notice, as appropriate, to the extent required to eliminate such adverse impact, whether or not Owner has also received a copy of such notice.

                 (c) The Parties agree that if Virginia Power requests Owner to delay construction and/or commencement of commercial operations of the Facility, Owner may, by giving written notice to Operator, delay or suspend Operator's performance under this Agreement.


                                   ARTICLE V
                           RESPONSIBILITIES OF OWNER

         5.1 Items to be Furnished by Owner. Owner shall furnish to Operator, at Owner's expense, the information, services, materials and other items described below in this Section 5.1. All such items shall be made available at such times and in such manner as may be required for the expeditious and orderly performance of the services by Operator.

                 (a) Project Agreements. Owner shall deliver to Operator full and complete copies of the Project Agreements and shall promptly provide all amendments, modifications or revisions of any such agreements.

                 (b) Permits and Licenses. Owner shall, with Operator's assistance, as provided in Section 4.1(g), obtain and maintain all Applicable Permits (including renewals or updates thereof) and shall deliver to Operator copies of all Applicable Permits together with all renewals or amendments thereof.

                 (c) Fuel, Utilities, Other Services, etc. Owner shall provide, at its expense, all fuel necessary for the operation of the Facility, all necessary utilities, including standby electric power and water, and provide for disposal of fly ash, bottom ash and hazardous materials produced by or purchased for the operations and maintenance of the Facility.

                 (d) Contractor's Operating Manual. Owner shall deliver or cause Contractor to deliver to Operator operating manuals containing equipment descriptions and equipment operations and maintenance instructions for all equipment necessary to operate the Facility.

         5.2 Access. Owner shall provide Operator and its agents, employees, Subcontractors and Vendors full access to, and rights of access to and use of, the Facility.

         5.3 Owner's Representative. On or before the Release Date, Owner shall appoint a representative who shall be authorized to act on behalf of Owner, with whom Operator may consult, and whose instructions, requests and decisions will be binding on Owner as to all matters pertaining to this Agreement. All communications, requirements and instructions given to the Owner's representative shall have the same effect as if given to Owner. In no case will the decisions of Owner's representative be binding on Operator where, in the opinion of Operator, any such decision could cause injury or damage to personnel or equipment.

         5.4 Taxes. Owner shall pay all real and personal property taxes and any assessments levied against or in connection with the Facility or the Facility site and all sales and use taxes on items to be provided by Owner hereunder.


                                   ARTICLE VI
                             EXPENSES AND PAYMENTS

         6.1 Operator's Fee. Owner shall pay Operator, in consideration of Operator's performance of its obligations under this Agreement, the fees and bonuses set forth in Schedule G.

         6.2     Annual Operating Plan and Budget.

                 (a) Preparation and Approval. Operator shall prepare and submit for Owner's approval at least one hundred fifty (150) days in advance of the beginning of each Contract Year a proposed Operating Plan and Budget for such Contract Year containing the information required by Schedule B, except that the initial operating Plan and Budget shall be submitted for Owner's approval no later than one hundred fifty (150) days prior to the Anticipated Commercial Operations Date and shall cover the period from the Anticipated Commercial Operations Date through December 31, 1997. The annual operating budget shall be in the form of Attachment 1 to Schedule B. No later than sixty (60) days after receipt of the proposed Operating Plan and Budget, Owner shall notify Operator in writing of Owner's acceptance or disapproval thereof, and, if Owner disapproves of the proposed Operating Plan and Budget, or any part thereof, shall state the basis for its objection and suggest appropriate changes. The Parties shall proceed in good faith to resolve any objections to the proposed Operating Plan and Budget made by the Owner before the beginning of the next Contract Year. If the Parties are unable to resolve any such objections to the proposed Operating Plan and Budget before the beginning of the next Contract Year, then the interim annual operating budget ("Interim Budget") for such Contract Year shall be equal to the annual operating budget approved as a part of the Operating Plan and Budget for the preceding Contract Year, except that (i) the "Labor Expense," "Maintenance Expense," and "Operating Expense" categories (as such categories appear on Attachment 1 to Schedule B hereto) shall be escalated in accordance with the United States Producer Price Index (not to exceed five percent in any year), and
(ii) any expenditures for Major Maintenance and any increases in costs attributable to additions to plant personnel approved by Owner shall be reimbursed in full. Such Interim Budget shall be the basis for determining the bonus or rebates payable under Section 6.4 until such time as an Operating Plan and Budget is agreed upon. Operator shall operate and maintain the Facility on the basis set forth in the approved Operating Plan and Budget. If, during any Contract Year, Operator believes that a significant variance will occur between the total actual expenses of operating the Facility and the total expenses budgeted in the approved annual operating budget, Operator shall promptly notify Owner of such belief and advise Owner of the necessary revisions to the annual operating budget and the reasons for these revisions; provided that the foregoing is not intended to require such revision on a line item basis. The Parties shall proceed in good faith to revise the Operating Plan and Budget in such manner for the balance of such Contract Year.

                 (b) Amendments. In addition to the foregoing, Owner, subject to obtaining the consent of the Lender if and to the extent required by the Financing Agreements, shall approve changes or amendments to the approved Operating Plan and Budget in any Contract Year as required to provide for changes in Facility operations and reimbursement to Operator of all increased operations and maintenance expenses and for appropriate adjustments to Schedules in connection with any of the following:

                          (i) The execution of new Project Agreements or amendments, modifications or replacements of Project Agreements;

                          (ii) Any failure of Owner to perform its material obligations under this Agreement in a timely manner;

                          (iii) The occurrence or continuation of any event of Force Majeure or of an event described in
                                  Section 4.4; or

                          (iv) Changes or additions to the services to be rendered by Operator pursuant to this Agreement or any amendment hereof.

         6.3 Payment of Operator's Expenses. Owner shall pay, or reimburse Operator for, all Reimbursable Expenses incurred by or on behalf of Operator in connection with the performance of services under this Agreement.

                 (a) Reimbursable Expenses. Reimbursable Expenses shall include all expenses incurred or paid by Operator in connection with the performance of its obligations under this Agreement, including, without limitation, in connection with providing the services specified in Article IV and Schedules C and D, that have been included in the Start-Up and Mobilization Plan or Operating Plan and Budget (or Interim Budget), as the case may be, as either such plan may be amended in accordance with this Agreement; all costs of clarifier sludge disposal, pyrites disposal costs, and other waste disposal costs including hazardous wastes; all un-budgeted or unplanned spare or replacement parts costs including but not limited to major turbine parts such as nozzles, blades, casings, auxiliary parts, control and stop valve parts; motors; pumps, rotating elements or volutes, and fans or fan wheels; hydraulic couplings or torque converters, transformers; air heater baskets; SCR catalyst; control components, including, without limitation, computer cards, transmitters, valve actuators, and valve motor operators; valves; safety relief valves; pulverizer parts; filter bags for the baghouse; HVAC units; demineralizer resins; air compressors; boiler parts, including, without limitation, headers and tube banks or pendants; and all legal or other expenses incurred by Operator on the Owner's behalf and at the Owner's request that relate to the Facility, to the enforcement of Project Agreements and other rights of the Owner and/or Operator, to complying with all applicable laws, or to obtaining, renewing or complying with Applicable Permits. The term Reimbursable Expenses does not include Operator's home office, general and administrative, and technical support expenses in excess of budgeted amounts; travel expenses of Operator's employees which are not for the benefit of the Facility; or legal expenses of the Operator that do not relate to the Facility or to actions of the Operator that are contemplated under the Agreement.

                 (b) Payments From Imprest Account. Owner shall establish and maintain an escrowed bank account in a bank approved in advance by operator (the "Imprest Account") from which Operator shall have the unrestricted authority to draw funds for payment of Reimbursable Expenses. Owner shall deposit funds into the Imprest Account on the first business day of each month during the Term hereof based on the amounts set forth in the Start-Up and Mobilization Plan or Operating Plan and Budget (or Interim Budget) then in effect. If funds remain in the Imprest Account at the end of any month, the amount thereof shall be credited against the amount to be deposited therein on the first business day of the following month. Once Owner has deposited funds into the Imprest Account, Owner may not withdraw the funds without Operator's prior written consent. Within fifteen (15) business days following the end of each calendar month during the Term of this Agreement, Operator shall submit to owner invoices and other documentation to support the amount of any draws from the Imprest Account made during the immediately preceding calendar month for payment of Reimbursable Expenses.

                 (c) Payment of Other Reimbursable Expenses. If insufficient funds are available in the Imprest Account to cover any Reimbursable Expenses, or if operator incurs and pays Reimbursable Expenses that are not budgeted, then Owner shall pay the amount thereof directly to Operator in cash or certified funds within thirty (30) days of receipt of Operator's invoice for such payment, together with supporting documentation.

         6.4     Operator's Annual Guarantees.

                 (a) Annual Guarantees. Operator guarantees that the Facility will meet the Annual Guarantees set forth on Schedule E.

                 (b) Adjustments to Annual Guarantees. Upon "Substantial Completion" (as that term is defined in the Turnkey Contract), Operator may propose an adjustment to any or to all of the Annual Guarantees based upon (i) the results of the "Performance Test" (as defined in the Turnkey Contract), or
(ii) workmanship defects attributable to the Contractor which materially and adversely affect Operator's ability to operate the Facility at agreed upon performance levels. In the latter case, Operator shall have the burden of demonstrating that the Facility is not capable of meeting any or all of the Annual Guarantees set forth in Schedule E. In addition, appropriate equitable adjustments shall be made to any or all of the Annual Guarantees in any Contract Year in which there occurs any of the following:

                 (A) Disapproval by Owner of the Operator's proposed annual Operating Plan and Budget, including, without limitation, the Major Maintenance plans and inventory levels;

                 (B) Any event of Force Majeure, including, without limitation, any material change in Applicable Permits, or any event described in Section 4.4 hereof;

                 (C) Any other material act or omission of the Owner (other than as a result of any of the foregoing) in the performance of its obligations under this Agreement; or

                 (D) Any delay in the repair or replacement of a major component of the Facility or delay or acceleration of a scheduled or unscheduled outage of the Facility which has been directed or approved by the Owner, if, as a result thereof, Operator's ability to meet any of the Annual Guarantees is adversely affected.

The Parties shall proceed in good faith to make appropriate equitable adjustments in the Annual Guarantees. If the Parties are unable to resolve any dispute within sixty (60) days of the date on which Operator notifies Owner of any requested adjustment to the Annual Guarantees, such dispute shall be resolved in accordance with the procedures in Article XII.

                 (c) Rebates. Subject to the limitation of Section 7.2, if the Operator fails to meet the Annual Guarantees in any Contract Year (other than as a result of events or circumstances requiring adjustments to such Annual Guarantees under subsection (b), above), Operator shall pay to Owner, as a rebate and not as a penalty, a payment calculated in accordance with the formulas set forth in Schedule G. Owner and Operator acknowledge and agree that the amounts so calculated are reasonable, considering the actual reduction in the value of the Facility that Owner will sustain in the event of Operator's failure to meet any of the Annual Guarantees. The payment of such rebates shall be Operator's sole liability or responsibility for failure to achieve the Annual Guarantees in any Contract Year.

         6.5 Payment and Interest on Payment Delays; Disputes Concerning Payments. Except as otherwise provided herein, Owner shall pay all amounts owing to Operator under this Agreement within thirty (30) days after the date of Owner's receipt of an invoice therefor. Any such amounts which are not paid within such thirty (30) day period shall accrue interest at the prime commercial lending rate announced from time to time by The Chase Manhattan Bank, N.A., at its principal office, presently located at 1 Chase Manhattan Plaza, New York, New York 10081 on the date on which payment was due, plus two (2) percentage points.

Interest at the rate defined above shall be computed monthly and prorated daily from the time such obligation arises. Should Owner dispute any portion of the amount invoiced, the undisputed portion of such amount shall be paid within the time stated above, and, at the same time, Owner shall advise Operator in writing of the disputed portion. Any disputes over payments shall be resolved in accordance with the procedures set forth in Article XII. The Parties shall continue to perform under this Agreement during the period in which any such disputes are being resolved.

         6.6 Taxes. The amounts payable to Operator hereunder are exclusive of any sales, use, service, excise, property, or other federal, state or local tax levied on the price, delivery or performance of the Operator's obligations under this Agreement. Owner shall reimburse Operator for all such taxes required to be paid by Operator (other than income taxes payable on operator's net income).

         6.7 Subordination of Base Operations Fee and Net Bonus. If, on any date following the Commercial Operations Date on which a payment of the Base Operations Fee or of the net amount of any Bonus (as defined in Schedule G hereto) is required hereunder to be made, Owner does not have available to it under the terms of the Financing Agreements funds in an amount sufficient to make such payment due to Owner's obligation to pay all other operating costs of the Facility, Major Maintenance expenses, interest, principal and fees and other amounts then due to the lenders under the Financing Agreements, and to make deposits into the repair and maintenance account required by the Financing Agreements, then Owner may defer payment to Operator of the Base Operations Fee or net amount of any Bonus (together with interest on any such deferred payments) in the amount by which any such payment exceeds the funds then so available to the Owner, and Owner's failure to pay such Base Operations Fee or net amount of any Bonus as a result of such deferral shall not be deemed a default hereunder. Any such deferred portion of the Monthly Base Operations Fee or net Bonus (collectively, a "Deferred Payment") shall become an obligation of Owner to Operator that is subordinated to payment of Owner's senior secured indebtedness in accordance with the subordination terms included in and made a part of the applicable Financing Agreements. Each Deferred Payment shall accrue interest until paid at the prime commercial lending rate specified in Section
6.5 hereof, plus three (3) percentage points per annum, with such interest being payable as and when permitted under the security deposit agreement which is part of the Financing Agreements. If, during any period in which there shall remain outstanding and unpaid any Deferred Payment, Operator shall become obligated to pay any Rebate (as defined in Schedule G), the amount of such Deferred Payment, and interest accrued thereon, shall be credited against the amount of such Rebate. The terms of this Section 6.7 shall not apply to any other amounts that may be or become due and payable to Operator under the terms of this Agreement, including without limitation any reimbursement of Reimbursable Expenses or indemnification payments.


                                  ARTICLE VII
                      LIMITATIONS ON OPERATOR'S LIABILITY

         7.1 Correction of Non-Conforming Services. Except as otherwise provided in Section 6.4, Operator's sole liability for non-conforming services shall be limited to the correction of such non-conforming services in accordance with this Agreement, provided any claim by Owner asserting such non-conforming services is made within twelve (12) months following performance of the service with respect to which such claim is made.

         7.2 Total Limitation of Operator's Liability. It is the intention and agreement of the Parties hereto that Operator's total liability to Owner for payment of damages, rebates, indemnities, or any other payments arising under this Agreement or as a result of Operator's performance hereunder, whether by reason of acts and omissions of Operator (or alleged against Operator), including, without limitation, liability for breach of covenant or warranty hereunder, or liability based on contract (including any obligation hereunder to indemnify), tort (including negligence and gross negligence), strict liability, or any other cause or form of action whatsoever, shall be limited in any Contract Year to an amount equal to the Base Operations Fee for such Contract Year. In the event that any particular application of any of the limitations of liability contained in this Section 7.2 should be finally adjudicated to be void as a violation of public policy, then such limitation of liability shall not apply with respect to such application to the extent (but only to the extent) required in order for such limitation of liability not to be void as a violation of such public policy, and such limitations of liability shall remain in full force and effect with respect to all other applications to the fullest extent permitted by law.

         7.3 Exclusion of Certain Damages. Neither Owner nor Operator shall be liable to the other, whether arising out of contract, tort (including negligence), strict liability or any other cause or form of action whatsoever, for any special, incidental, or consequential loss or damage of any nature, including, without limitation, loss of anticipated profits, loss by reason of Facility shutdown, non-operation or increased expense of operation, loss of revenue or loss of use of capital or revenue.

         7.4 Equipment. Owner acknowledges that Operator is not a manufacturer or vendor of equipment and agrees that Operator shall not be liable to Owner for any damage, liability, judgment, settlement, penalty, cost, fine or expense, including without limitation attorneys' fees, court costs and other expenses of litigation, incurred by or imposed against Owner by reason of or in connection with any act or omission of any Vendor whether in contract, warranty, tort (including negligence), strict liability or any other cause or form of action whatsoever.

         7.5 Disclaimer of Warranty. EXCEPT AS PROVIDED IN SECTION 6.4, OPERATOR, FOR ITSELF, ALL OF ITS AFFILIATES AND THE SUCCESSORS AND ASSIGNS OF EACH OF THEN, MAKES NO WARRANTIES OR GUARANTEES, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, RELATING TO ITS SERVICES, AND OPERATOR DISCLAIMS ALL IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES OF COURSE OF DEALING OR USAGE OF TRADE) WHETHER CONCERNING ANY SERVICES OF, OR ANY EQUIPMENT, MATERIALS, SUPPLIES OR OTHER GOODS INSTALLED, USED, OPERATED, REPAIRED AND/OR APPROVED BY OPERATOR.


                                  ARTICLE VIII
                       TERMINATION, DEFAULTS AND REMEDIES

         8.1 Termination by Either Party. This Agreement may be terminated by either Party upon thirty (30) days' written notice in the event of (i) the total destruction or other complete loss of the Facility, or condemnation of such a substantial portion of the Facility or Facility site that the remainder is not sufficient to permit the operation of the Facility on a commercially feasible basis, provided that Operator may not terminate this Agreement on account of any such destruction or loss if Owner notifies Operator of its intention to rebuild or restore the Facility from the proceeds of insurance or otherwise within twelve (12) months following the occurrence of any such destruction or loss; or (ii) the existence of an event of Force Majeure substantially preventing performance hereunder by either Party occurs and continues for more than eighteen (18) months. In the event of termination under this Section 8.1, Operator shall be compensated under Article VI for all services provided hereunder prior to termination and for all costs and expenses of demobilization.

         8.2 Termination by Owner for Cause. Owner may terminate this Agreement upon written notice to Operator in the event Operator is adjudged a bankrupt or insolvent, or makes a general assignment for the benefit of its creditors, or if a trustee or receiver is appointed for Operator or for any of its property, or if it files a petition seeking protection under any debtor's act or to reorganize under bankruptcy or similar laws. In addition, Owner may terminate this Agreement upon thirty (30) days written notice to Operator in the event of a material breach by Operator

(other than a failure to achieve the Annual Guarantees, which shall be governed by Sections 6.4 and 8.3) of any material provision of this Agreement, if Operator does not cure such breach within thirty (30) days of the receipt of written notice thereof from Owner; provided, however, that Operator shall have such additional period of time as is reasonably necessary to correct or cure such breach, not to exceed ninety (90) additional days without the consent of the Owner, if Operator commences and diligently pursues a cure within such thirty (30) day period, the breach or the conditions giving rise to it are not reasonably susceptible to correction or cure within such thirty (30) day period, and the Owner is not, as a result of the continuation thereof, in breach of any material provision of any Project Agreement to which it is a party which cannot be cured within the additional time period provided to Operator to cure such breach under this Agreement. In the event of a termination under this Section 8.2, Operator shall be compensated under Article VI for all services provided by Operator prior to termination.

         8.3 Additional Right of Owner to Remove Operator. If Operator shall fail to perform hereunder in accordance with Prudent Utility Practices and, as a result thereof, shall fail to meet the Annual Guarantees, as such Annual Guarantees may be adjusted from time to time in accordance with Section 6.4(b) hereof, for two (2) consecutive years or for five (5) years in the aggregate, and, as a direct result thereof, the Owner incurs or suffers a loss or reduction in revenues that is greater than 125% of the aggregate amount of rebates paid by Operator in respect of its failure to meet such Annual Guarantees in those years, Owner may remove Operator by providing written notice of removal to Operator at least one hundred twenty (120) days prior to the effective date of such removal (which notice shall be irrevocable) as specified in such notice, and, on the date of such removal, Southern Electric International, Inc. shall cease to be the Operator hereunder; provided, however, that any purported removal of Operator by Owner pursuant to this Section 8.3 shall not be effective unless it has been consented to by the Lenders. Upon the removal of Operator hereunder, Operator shall have no further rights, obligations, responsibilities or liabilities under this Agreement other than those which by the express terms of this Agreement are to survive the termination of this Agreement. In the event Operator is removed under this Section 8.3, Operator shall be entitled to receive compensation under Article VI for all services provided hereunder prior to the effectiveness of such removal, and, in addition, Operator shall be entitled to receive reimbursement for all costs and expenses of demobilization.

         8.4 Termination by Operator for Cause. Operator may terminate this Agreement in the event of a material breach by Owner of any provision of this Agreement, if Owner does not cure such breach within thirty (30) days of the receipt of written notice thereof from Operator; provided, however, that except in the case of a payment default, so long as Owner is diligently pursuing a cure of such breach, Owner shall have such additional period of time, not to exceed ninety (90) days without the consent of the Operator, as is reasonably necessary to correct or cure such breach if Owner commences a cure within such thirty (30) day period and the breach or the conditions giving rise to it are not reasonably susceptible to correction or cure within such thirty (30) day period. In the event of termination under this Section 8.4, Operator shall be entitled, in addition to any other rights or remedies available to Operator at law or in equity, to receive compensation under Article VI for all services provided hereunder prior to termination and reimbursement of all Reimbursable Costs and of all other costs and expenses of demobilization.

         8.5 Additional Right of Operator to Resign. Operator may resign during the Term hereof by giving Owner at least thirty (30) days' prior written notice upon the occurrence of either of the following:

         (a) Owner shall refuse to accept or shall disapprove Operator's proposed Operating Plan and Budget, following good faith efforts on the part of the Parties to resolve Owner's objections thereto in accordance with the procedures specified in Section 6.2(a) hereof, for any two (2) consecutive Contract Years or for any five (5) Contract Years in total; or

         (b) Affiliates of The Southern Company, a Delaware corporation, shall cease to own at least (i) a 50% general partnership interest in the Owner and (ii) a 35% economic interest in the Owner and the Facility, other than as a result of a transfer of interests by such Affiliates in violation of the Financing Agreements.

Operator's resignation under this Section 8.5 shall not be effective until Operator has been replaced by an operator acceptable to Owner of good reputation in the operation and maintenance of power production facilities similar to the Facility. Upon receipt of notice from Operator of its intention to resign hereunder, Owner shall promptly and diligently use its best efforts to locate and retain a replacement operator meeting the above standard as expeditiously as is practicable. Notwithstanding the foregoing, if Owner fails to replace Operator with an operator acceptable to Owner within one hundred eighty (180) days after the date of such notice, Operator's resignation shall then be effective. Upon the effectiveness of Operator's resignation hereunder, Operator shall have no further rights, obligations, responsibilities or liabilities under this Agreement other than those which by the express terms of this Agreement are to survive the termination of this Agreement. In the event Operator resigns under this Section 8.5 Operator shall be entitled to receive compensation under Article VI for all services provided hereunder prior to the effectiveness of such resignation, and, in addition, if such resignation is for cause, in addition to any other rights or remedies available to Operator at law or in equity, Operator shall be entitled to receive reimbursement for all costs and expenses of demobilization.


                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Indemnification by Operator. Subject to the limitation of Section 7.2, Operator shall indemnify, save harmless and defend Owner and Owner's directors, officers, agents, employees, successors and assigns of each of them (the "Owner's Indemnified Parties"), from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, fines, penalties, interest and causes of action, including without limitation reasonable attorneys' fees (collectively, a "Loss"), directly or indirectly arising out of, resulting from or related to this Agreement, including without limitation any damage to or destruction of property of, or death of or bodily injury to, persons arising out of or in connection with any acts or omissions of operator or its agents or employees that involve gross negligence or wilful misconduct.

         9.2 Indemnification by Owner. Owner shall indemnify, save harmless and defend Operator and Operator's Affiliates, and their respective directors, officers, agents, employees, successors and assigns ("Operator's Indemnified Parties") from and against any Loss directly or indirectly arising out of or relating to the acts or omissions of Owner or any person employed or engaged by Owner, or to the services to be performed by Operator hereunder, but only to the extent any such Loss was not caused by Operator's or any of Operator's Indemnified Parties' negligence or wilful misconduct. Owner shall also indemnify, save harmless and defend Operator's Indemnified Parties from and against all fines and clean-up costs levied against Operator or the Facility as a result of Operator's performance of waste handling services under Section 4.2(e) hereof, except to the extent that any such fines and clean-up costs are the result of Operator's gross negligence or wilful misconduct.

         9.3 Survival. The duty of either Party to indemnify under this Article IX will continue in full force and effect, notwithstanding the expiration or termination of this Agreement, with respect to any claim or action based on acts or conditions which occurred prior to such termination.

         9.4 Notice and Legal Defense. Promptly after receipt by a person entitled to indemnification under Section 9.1 or 9.2 of any claim or notice of the commencement of any action administrative or legal proceeding, or investigation as to which the indemnity provided may apply, such person shall notify the indemnifying Party in writing of such fact. The indemnifying Party shall assume on behalf of the indemnified person and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to the indemnified person; provided that if the defendants in any such action include the indemnifying Party and the indemnified person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to indemnifying Party, the indemnified person shall have the right to select separate counsel to participate in the defense of such action on its own behalf at the indemnifying Party's expense.

         9.5 Failure to Defend Action. If any claim, action, proceeding or investigation arises as to which the indemnity provided for in Section 9.1 or
9.2 hereof may apply, and the indemnifying Party fails to assume the defense of such claim, action, proceeding or investigation, then the indemnified person may at the indemnifying Party's expense contest (or, with the prior written consent of the indemnifying Party, settle) such claim.


                                    ARTICLE X
                                    INSURANCE

         10.1 Obligation to Obtain. The Parties each agree to obtain and maintain insurance of the types, in the amounts, and otherwise in accordance with the provisions of this Article X. The Parties agree to coordinate their insurance acquisition efforts with respect to the Facility, the services to be provided and the requirements of any Lender under any Financing Agreements to avoid duplication of coverage, minimize premiums and ensure that the amounts payable under the policies required hereunder are not reduced by the existence of additional policies not required hereunder. The Parties further agree to provide all information required by any of the Parties in carrying out the requirements of this Article X, including copies of all Project Agreements and documents which relate to the purchase and maintenance of insurance coverage on the Facility and/or the Owner and/or to the Operator. All insurance policies shall also contain any other provisions necessary to comply with the requirements of the Power Purchase Agreement and with any other written requirements of the Owner.

         10.2 Coverage Which Must be Purchased by the Operator. Subject to the foregoing, Operator shall obtain prior to the Mobilization Date the following insurance, and shall name the Owner as named insured under the policies specified in paragraphs (b), (c) and (d) of this Section 10.2. All premiums and other expenses associated with such insurance shall be Reimbursable Expenses. In addition, Owner shall reimburse Operator for all payments made by Operator under such policies within the deductible limits thereof, except to be extent that any such payment is required as a result of Operator's gross negligence or wilful misconduct.

                  (a) Workers' Compensation Insurance. Workers' compensation insurance, in accordance with Virginia law, on all persons employed by Operator in conjunction with its performance of the duties under this Agreement with statutorily required limits, including "All States" Endorsement; and Employer's Liability insurance with limits of not less than $1,000,000.00 each person and $1,000,000.00 each person and aggregate for injury by disease.

                  (b) Automobile Liability Insurance. Automobile liability insurance, including but not limited to, coverage for owned, non-owned and hired automobiles with limits of not less than $5,000,000.00 per occurrence and containing no-fault insurance provisions as required under Virginia law, covering automobiles used by the Operator or its agents in connection with Facility operations.

                  (c) Comprehensive General Liability Insurance. Comprehensive general liability insurance policy covering personal injury and property damage to third parties and covering liability for damage to property of third parties in the care, custody and control of Owner, Operator and/or their respective employees and subcontractors in connection with operations at the Facility. The coverage referred to herein shall be provided either in a single policy or through a combination of policies. Such policy or policies may have personal injury deductible and property damage deductibles of not more than $500,000.00 per event or occurrence and shall have a limit of not less than $1,000,000.00 per occurrence, or such greater deductibles as may be agreed to by the Owner. Comprehensive general liability insurance policies shall contain a Broad Form Property Damage Endorsement and shall also insure contractual liability for all written, oral and implied contracts, including this Agreement.

                  (d) Umbrella Liability Insurance. Umbrella liability insurance increasing the limits and coverages of that insurance required in paragraphs (b) and (c) hereof with a limit of not less than $10,000,000.00 per event or occurrence.

         10.3 Coverage Which Must be Purchased by the Owner. Subject to the foregoing Sections 10.1 and 10.2, Owner shall obtain and maintain at its expense, as of the dates set forth below, the following insurance, and shall name the Operator as an additional insured under the policies specified in paragraphs (b) and (c), below. Owner shall bear responsibility for all deductibles under Section 10.3, except as provided in paragraph (c), below

                  (a) Workers' Compensation Insurance. Workers' Compensation insurance, in accordance with Virginia law, on all persons employed by Owner in conjunction with its performance of its duties under this Agreement with statutorily required limits, including "All States" endorsement, and Employers' Liability insurance with limits of not less than $1,000,000.00 each person for injury by accident, and $1,000,000.00 each person and aggregate for injury by disease.

                  (b) Automobile Liability Insurance. Automobile Liability Insurance, including but not limited to, coverage for owned, non-owned and hired automobiles with limits of not less than $1,000,000 per occurrence and containing no-fault insurance provisions as required under Virginia law, covering automobiles used by the Owner or its agents in connection with Facility operations.

                  (c) All Risk Physical Damage/Business Interruption Insurance. "All-Risk" physical damage insurance, including coverage for the perils of earthquake and flood with limits equal to the full replacement cost of all real and personal property of the Facility (or such other amount as may be required by Lenders under the terms of any Financing Agreement). Earthquake, windstorm, and flood perils may be insured for sub-limits lower than the limit required for other "All-Risk" perils, if full replacement cost limits for these perils are not available or cannot be purchased on a commercially reasonable basis, but in no case shall flood, windstorm, and earthquake perils be insured for limits of less than $5,000,000.00 per event or occurrence. Deductibles for "All-Risk" perils shall not be in excess of $500,000.00 per event or occurrence. Deductibles for earthquake and flood perils shall not be in excess of five (5) percent of the total insured values of the Facility per event or occurrence. Subject to the limitation in Section 7.2, Operator shall bear responsibility for the deductible limits of any physical damage losses arising solely from Operator's gross negligence or wilful misconduct. For all other losses, Owner shall bear responsibility for such deductible amounts. Such limitations shall only be exceeded with the prior written consent of the other Party to this Agreement. In conjunction with such physical damage insurance, Owner shall also purchase business interruption insurance covering Owner's net income and continuing fixed operating expenses in the case of a loss with an indemnity period of no less than twelve (12) months and a deductible no greater than sixty (60) days. All insurance amounts, deductibles, terms and conditions are subject to their availability at commercially reasonable terms.

         10.4 Form and Content. All insurance policies with respect to coverage maintained by either Operator or Owner pursuant to this Article X shall:

                  (a) Be placed with insurance companies rate "A+" or better (and a minimum size rating of IX by Best's Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best's Insurance Guide and Key Ratings shall no longer be published) or other insurance companies of recognized responsibility satisfactory to the Owner's Lenders.

                  (b) State that it is primary, or excess only with respect to the specified primary policy provided by the same Party for such coverage, and not excess or contributing with respect to any other insurance (or self-insurance available to Owner, Operator or other named insured and that all provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each named insured under each such policy.

                  (c) Provide that there will be no recourse against the named insured (other than the Party obtaining such policy) for the payment of premiums, additional premiums or assessments, it being understood that these are obligations of the Party providing such insurance pursuant to this Agreement.

                  (d) With respect to the insurance described in this Article X, where appropriate, waive any right of subrogation of the insurers thereunder against Owner, Operator, or the Lenders under any Financing Agreements and the officers, directors and employees of each of them, and any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under such policy.

                  (e) Provide that it may not be canceled, non-renewed or materially changed without giving Owner, Operator, other named or additional insureds, and the Lenders under any of Owner's Financing Agreements sixty (60) days prior written notification thereof.

         10.5 Certificates, Proof of Loss. On or before the required date for the insurance to be provided hereunder, each Party shall furnish certificates of insurance to the other Party evidencing the insurance required of such Party pursuant to this

Agreement. The Party maintaining each insurance hereunder shall make all proofs of loss under each such policy and shall take all other action reasonably required to ensure collection from insurers for any loss under each such policy.

         10.6 No Limitation on Liability. The provision of any insurance hereunder shall not be construed to limit or expand the liability of either Party hereto under this Agreement.


                                   ARTICLE XI
                                  THIRD PARTIES

         11.1 Engagement of Third Parties. Except as otherwise provided herein, Operator may engage such persons, corporations or other entities, including Affiliates of Operator, as it deems advisable for the purpose of performing or carrying out any of the obligations of Operator under this Agreement, provided that Operator shall remain responsible for all obligations under this Agreement, and further provided that Operator shall not subcontract all or substantially all of its obligations under this Agreement without the prior written consent of Owner and Lender, which consent shall not be unreasonably withheld or delayed.

         11.2 Assignment of Rights or Obligations. Neither Party shall assign all or any of the rights or obligations under this Agreement without the prior written consent of the other Party, and any assignment in violation of this
Section 11.2 shall be null and void. Notwithstanding the foregoing, Southern Electric International, Inc. shall have the right to assign its interest under this Agreement to an Affiliate and to subcontract certain of its obligations to third parties (whether Affiliates or otherwise), provided that no such assignment or subcontract shall relieve Southern Electric International, Inc. of its obligations hereunder.


                                   ARTICLE XII
                                    DISPUTES

         12.1 Good Faith Resolution. The Parties agree to make a diligent, good faith attempt to resolve all disputes. If the representatives of the Parties are unable to resolve a dispute within fifteen (15) days after notice from one Party to the other, such dispute shall be submitted promptly to the chief executive officers of the Parties, who shall meet, in person or by telephone, not later than fourteen (14) days after the date such dispute was submitted to them. In the event that the officers cannot resolve the dispute within sixty (60) days after the matter is submitted to them, then, unless otherwise agreed, such dispute shall be submitted to arbitration.

         12.2 Arbitration Notice. If a Party elects to submit a dispute to arbitration, such Party shall serve an arbitration notice on the other Party. The arbitration notice shall contain a detailed description of the dispute, including the amount involved, the position of the Party serving the notice, the remedy sought and the name of one (1) independent arbitrator. Within twenty (20) days after receipt of an arbitration notice, the receiving Party shall send a notice to the other Party containing a detailed response to the claim giving the position of the Party and the remedy sought, and an acceptance of the arbitrator designated in the arbitration notice or a designation of a second arbitrator.

         12.3 Selection of Arbitrators. If the Parties agree to a single arbitrator, the arbitration shall be decided by such arbitrator. If the Parties each designate an arbitrator, the arbitrators designated by the Parties shall designate a third arbitrator within ten (10) days after the date of the notice in response to the arbitration notice, and the arbitration shall be decided by the three arbitrators. In the event the two arbitrators cannot or do not select a third independent arbitrator within ten (10) days of such second notice, either Party may apply to the American Arbitration Association for the purpose of appointing any person listed with the American Arbitration Association as the third independent arbitrator.

         12.4 Procedure. A hearing shall be held by the arbitrators within sixty
(60) days following designation of the arbitrators and a resolution of the matter submitted shall be rendered within thirty (30) days after the hearing. The arbitration shall be conducted pursuant to the Commercial Arbitration rules of the American Arbitration Association or such other additional procedures agreed to by the Parties; provided, however, that the Parties shall have the right to engage in reasonable discovery of documents involved in the dispute. All arbitration hearings shall be held in Atlanta, Georgia. Nothing contained herein shall limit the right of either Party, conferred elsewhere in this Agreement, to obtain documents from the other Party.

         12.5 Binding Nature. The arbitration shall be final and binding on the Parties and not subject to any appeal. The costs of arbitration and all expenses related thereto, including, without limitation, each Party's attorneys' fees, shall be borne and paid by the nonprevailing Party; provided that if a Party is nonprevailing only in part, such Party shall bear the expenses in proportion to the extent to which it is nonprevailing.

         12.6 Enforceability. The foregoing agreement to arbitrate shall be specifically enforceable, the award rendered by the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

         13.1 Capital Improvements. All Capital Improvements shall be made only upon approval of Owner. Operator shall not perform any Capital Improvement unless Owner and Operator agree upon the terms and conditions under which operator is to perform the Capital Improvement, including time of performance and cost.

         13.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be valid and sufficient if delivered personally or mailed by registered or certified mail, postage prepaid or delivered by courier service, addressed to the Party's address shown below or to such other address as a Party may designate by prior written notice given in accordance with this provisions to the other Party:

If to Operator:   Southern Electric International, Inc.
                  900 Ashwood Parkway, Suite 300
                  Atlanta, Georgia 30338
                  Attention: Vice President - Power Supply

If to Owner:      Birchwood Power Partner, L.P.
                  c/o SEI Birchwood Inc.
                  900 Ashwood Parkway, Suite 300
                  Atlanta, Georgia 30338
                  Attention: Project Manager

         13.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Georgia.

         13.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

         13.6 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.

         13.7 Not for the Benefit of Third Parties. This Agreement and each and every provision thereof is for the exclusive benefit of the Parties and, to the extent specifically provided, for the benefit of the Lender, and not for the benefit of any other third party.

         13.8 Attorneys' Fees. Notwithstanding any other provision of this Agreement, if any action or proceeding is brought by either Party to remedy a breach of this Agreement or to enforce any of its provisions, the prevailing Party shall be entitled, in addition to any other relief granted in such action or proceeding, to receive reasonable attorneys' fees, disbursements and court costs.

         13.9 Confidentiality. Operator shall hold in confidence, and shall use only in connection with the operation and maintenance of the Facility, any and All Proprietary Information disclosed to Operator for a period of three (3) years after the termination of this Agreement; provided, however, that Operator may disclose Proprietary Information (i) to its and its Affiliates' officers, directors, employees and agents in connection with the performance of services hereunder, and (ii) as necessary to comply with laws, rules, regulations and orders of Governmental Authorities. For the purposes of this Section 13.9, the term "Proprietary Information" shall mean all financial, technical and operations and maintenance information which Operator, directly or indirectly, acquires from the Owner, and shall also include any other information which Owner expressly designates in writing to be confidential. However, Proprietary Information shall exclude information falling into any of the following categories:

         (a) Information that, at the time of disclosure, is in the public domain;

         (b) Information that, after disclosure, enters the public domain other than by breach of this Agreement;

         (c) Information that, prior to disclosure hereunder, was in the Operator's possession, either without limitation on disclosure to others or subsequently becoming free of such limitations;

         (d) Information obtained by the Operator from a third party having an independent right to disclose this information; and

         (e) Information that is available through independent research without the use of or access to the Proprietary Information acquired from the Owner.

         13.10 Force Majeure. If either Party is rendered wholly or partially unable to perform or is delayed in performing its obligations under this Agreement because of the occurrence and existence of an event of Force Majeure, that Party will be excused from whatever performance is affected by such event of Force Majeure to the extent and for the time so affected, except that Owner shall not be excused from its obligations to make timely payments hereunder; provided that:

         (a) The non-performing Party gives the other Party notice describing the particulars of the occurrence within seventy-two (72) hours thereafter, including an estimate of its expected duration and probable impact on the performance of such Party's obligations hereunder, and continues to furnish timely, regular reports with respect thereto during the continuation of the event of Force Majeure;

         (b) The suspension or delay of performance shall be of no greater scope and of no longer duration than is reasonably required by the event of Force Majeure;

         (c) No liability of either Party which arose before the occurrence of the event of Force Majeure causing the suspension or delay of performance shall be excused as a result of the occurrence;

         (d) The non-performing Party shall mitigate or limit damages to the other Party;

         (e) The non-performing Party shall use its best efforts to continue to perform such of its obligations hereunder as are not affected by the event of Force Majeure and to correct or cure the event or condition giving rise to the event of Force Majeure; and

         (f) When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

         13.11 Publicity Release. Operator shall not issue any press or publicity release or any advertisement, or publish any information concerning the Facility without the express written consent of Owner; provided, however, that in the event of unusual circumstances or emergency when, in Operator's judgment, a public statement or press release should be made and Owner's written consent cannot be timely obtained, Operator through the Facility manager or his designee shall be permitted to make public statements and/or press releases which in its judgment are necessary and proper and shall promptly notify Owner of all such statements and releases.

         13.12 Severability. Should any Article or Section or any part of any Section hereof for any reason be declared invalid or unenforceable by final and unappealable order of any court of competent jurisdiction, the remaining portions of this Agreement shall remain in full force and effect, and the Parties hereto shall immediately renegotiate in good faith the Article or Section or part of any Section declared invalid or unenforceable so as to eliminate such invalidity or unenforceability.

         13.13 Owner's and Operator's Obligations Non-recourse. The Parties acknowledge that the Owner and Operator each has entered into this Agreement entirely on its own behalf, and in no manner on behalf of its Affiliates, and that neither Owner nor Operator shall have any recourse against any of the other's Affiliates, partners, joint venturers, officers, directors, successors or assigns for any reason whatsoever, except with respect to any guarantee that may be executed by any such Affiliate.

         13.14 Interpretation. This Agreement sets forth the full and complete agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and representations. The Article and Section headings have been provided for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement. In the event of any conflict or inconsistency between any provision contained in the Articles of this Agreement and any Schedule hereto, the provision contained in the Articles shall govern.

         13.15 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute either party hereto a partner, agent (except as specifically provided in paragraphs (e) and (f) of Section 4.2 hereof) or legal representative of the other party, or to create a fiduciary relationship between the parties. Operator is and shall remain an independent contractor in the performance of this Agreement, maintaining complete control of its personnel, workers, subcontractors and operations required for performance of its obligations hereunder.

        IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective duly authorized representatives on this 18th day of May, 1994.

                                        SOUTHERN ELECTRIC INTERNATIONAL, INC.


                                        By /s/ R. E. Leggett
                                           ----------------------------------
                                        Name: R. E. Leggett
                                        Title:  Vice-President, Power Supply



                                        BIRCHWOOD POWER PARTNERS, L.P.,
                                        a Delaware limited partnership


                                        By: SEI Birchwood, Inc., a General
                                        Partner



                                        By /s/ Mark S. Lynch
                                           ----------------------------------
                                        Name:   Mark S. Lynch
                                        Title:  Vice President

                                   SCHEDULE A
                               PROJECT AGREEMENTS



The Power Purchase Agreement

The Turnkey Contract

Ash Management Services Agreement between Owner and J.T.M. Industries, Inc.

Any Financing Agreement

Steam Sales Agreement between Birchwood Power Partners, L.P. and
Dominion Growers of Fredericksburg Incorporated.

Interface Operating Procedures as developed per the above Power Purchase Agreement in Section 4.5.

Voltage Schedule as developed per the above Power Purchase Agreement in
Section 4.5.

Fuel Supply Contracts
Fuel Transportation Contract
Interconnection Agreement
Pyrites Disposal Contract
Hazardous Waste Disposal Contract

                                   SCHEDULE B
                      OUTLINE OF OPERATING PLAN AND BUDGET

1.0      Operations & Maintenance Budget

         1.1      Station Labor Expenses

         1.2      Routine Maintenance Expenses Other Than Station Labor

         1.3      Equipment Expenses Other Than Station Labor

         1.4      Operating Expenses Other Than Station Labor

         1.5      Administrative Expenses Other Than Station Labor

         1.6      Insurance Expenses

         1.7      Inventory Levels and Expenses

         1.8      Annual Outage Expenses Other Than Station Labor

         1.9 Major Maintenance Expenses Other Than Station Labor and Escrow Account Analysis (5 year projection)

         1.10     Capital Expenses (5 year projection)

         1.11     Operator Insurance Expenses

2.0      Schedule Outage Work Plan

3.0      Staffing Plan

4.0      Projected Generation

5.0      Projected Fuel Consumption

6.0      Projected Flash, Bottom Ash, and Pyrites To Be Generated

7.0      Other Non-Operations and Maintenance Expenses



ATTACHMENT 1. Form of Annual Operating Budget.

                                   SCHEDULE C
                OPERATOR'S SERVICES PRIOR TO COMMERCIAL OPERATION


1.       GENERAL OPERATOR REQUIREMENTS

1.1 Cost Accounting System - Operator shall establish a Cost and Budget Accounting System that Operator will implement for Facility operations. This program must be in place ninety (90) days prior to the Anticipated Commercial Operations Date.

1.2 Spare Parts Program - Operator shall review the recommended spare parts lists prepared by Contractor and make recommendations to Owner concerning spare parts inventory and procurement. Operator shall make recommendations to Owner concerning stocking levels for consumable materials and stores stock.

1.3 Office and Shop Furnishings and Equipment - Operator shall recommend to Owner office, shop and maintenance furnishings and equipment. Upon approval by Owner, Operator shall purchase, receive, inventory, and install such furnishings and equipment.

1.4 Operational Programs - Operator shall develop and submit to Owner for approval complete administration, operation and maintenance programs and procedures, including without limitation the interface operating procedures and voltage schedules referred to in Sections 4.5 and 4.6 of the Power Purchase Agreement, and similar interface procedures with fuel suppliers and governmental authorities. These programs and procedures must be in place ninety (90) days prior to the Anticipated Commercial Operations Date.

1.5 Facility Turnover - The Facility will be turned over to the Operator on the earlier to occur of (i) "Minimum Performance Acceptance," and
         (ii) "Substantial Completion," determined in accordance with the Turnkey Contract. The Operator will provide labor to work under Contractor's supervision and direction prior to and following the Commercial Operations Date, as requested by Contractor. Operator shall assist Owner in system walkdown to create punchlists and shall witness tests. Operator shall provide Owner with a written report of observed deficiencies or indicate acceptability of systems for operation. Operator will provide Contractor access to the site after turnover to complete punch list items and construction demobilization and other contractually required activities.

1.6 Manual Review - Operator shall review and comment on the adequacy of the operating manuals, the system descriptions and vendor operation and maintenance manuals supplied by Contractor.

1.7 Design Review - Operator shall review and comment on the design documents prepared and submitted by Contractor on matters relating to the operation and maintenance of the Facility.

1.8 Site Drawings - Operator shall review drawing lists and define which drawings are required at the job site. Such drawings shall be provided to Operator by Owner and Operator shall prepare and maintain a file of drawings at the job site.


ATTACHMENT 1. Attachment 1 sets forth the mobilization period budget and staffing schedule agreed to by the Parties as of the date of this Agreement. Appropriate adjustments shall be made to Attachment 1 if, by reason of any of the events specified in Section 6.2(b), the staffing schedule or expenses of mobilization shall change. Operator shall promptly notify Owner of any such change and advise Owner of any necessary revisions. The Parties shall proceed in good faith to revise the Start-Up and Mobilization Plan. Any disputes shall be resolved in accordance with the procedures set forth in Article XII.

                                   SCHEDULE D
                 OPERATOR'S SERVICES AFTER COMMERCIAL OPERATION


1.0 GENERAL OPERATOR REQUIREMENTS

After the Commercial Operations Date, Operator shall assume care, custody and control of the Facility. Without limiting the terms of the Agreement, Operator shall provide the following services:

1.1 Staff the Facility 24 hours a day, 365 days, or 366 days as appropriate, a year to perform the services and provide training of all personnel in accordance with the standards set forth in the Agreement.

1.2 Comply with the Power Purchase Agreement, including without limitations, the dispatch provisions thereof. Operator shall provide operating interface with the utility's operations center and provide operating reports required by the Power Purchase Agreement.

1.3 Implement an administrative program for establishing specific operating goals for each functional Facility area, for managing resources to minimize personnel turnover, and for qualifying personnel to operate and maintain the Facility (including the basis for qualification of personnel).

1.4 Implement the program developed during the pre-operational phase, as approved by Owner, for communicating and interfacing with the utility, Owner, fuel suppliers, ash disposal contractor, governmental authorities and contractors.

1.5 Operate the Facility according to procedures established during the pre-operational phase and monitor, evaluate, and propose revisions to such procedures from time to time.

1.6      Required Programs.

         1.6.1    The Facility operations program will include:

                  Monitoring Facility Performance
                  Shift Routines/Operating Practices
                  Operation and Control of Equipment
                  Water and Waste Water Management
                  Chemistry Control
                  Training Programs
                  Operating Qualification
                  Operating Procedures

         1.6.2    The maintenance program will include:

                  Performance of Routine and Scheduled Maintenance Activities Performance of Emergency Corrective Maintenance Activities Implementation of An Automated Work Order Control System Implementation of A Maintenance Planning
                  Implementation of Maintenance Procedures
                  Implementation of a Preventative Maintenance Program Implementation of a Predictive Maintenance Program Implementation of Safety Goals
                  Preparation of budgets for major maintenance
                  Management and coordination of equipment suppliers and other subcontractors

         1.6.3    The materials management program will include:

                  Procuring Materials and Tools
                  Warehousing
                  Maintaining Proper Inventory Levels and Control
                  Renewal of Inventories
                  Storage Maintenance
                  Staging of Materials

1.7 Implement a performance testing program for maintaining the Facility and equipment at the optimum performance levels.

1.8 Implement a security program for maintaining the Facility in a secure and protected environment.

1.9      Implement a housekeeping/cleanliness program which provides:

                   Hazardous Material Control
                   Grounds/Building Maintenance
                   Material Condition Inspections

1.10 Implement a problem assessment program which provides methods for determining the cause of Facility failures and means of prevention.

1.11 Implement a records management program for maintaining documentation of Facility performance as required under the Agreement, system problems logged by system and/or equipment number.

1.12     Conduct a Facility safety program which provides:

                  Clearance and Tagging Procedures
                  Safety Monitoring
                  Safety Meetings
                  Accident Prevention Program
                  Accident Reporting

1.13 Execute reporting systems for Facility performance to Owner and others as required.

1.14     Conduct a permit compliance program.

1.15 Provide Owner with documentation and other assistance and site coordination required for Contractor warranty administration.

1.16 Provide Owner with invoice quantity verification on matters reported to Owner.

1.17     Assist Owner with its community relations program, at Owner's request.

1.18 Procure replacements for all spare parts used by Operator, in order to maintain the initial inventory of spare parts provided by Owner, and procure lubricants and other consumables. Prepare annual inventory reports of tools, spare parts and consumables.

1.19     Prepare the annual Operating Plan and Budget.

1.20 Specify and contract for outside services such as engineering consulting, major equipment maintenance, and modification work as specified in the annual Operating Plan and Budget or as otherwise approved by Owner.

1.21     Prepare all notices and reports required under this Agreement.

1.22 Procure and maintain insurance coverages in accordance with this Agreement.

1.23 Read metering devices and send notices of steam delivered, as required under the Steam Sales Agreement, and comply with all other requirements of Owner under the Steam Sales Agreement.

1.24 Receipt, unloading, storage and accounting for fuel inventories, including coal and No. 2 diesel fuel.

1.25 Storage, loading for shipment and accounting for all ash disposal under the Ash Management Services Contract.

                                   SCHEDULE E
                                ANNUAL GUARANTEES

1.0      Dependable Capacity Guarantee.

         Operator guarantees that the Facility will meet or exceed the Dependable Capacity level determined in accordance with Article II of the Power Purchase Agreement. If the Operator fails to meet or exceed the Power Purchase Agreement Dependable Capacity level, Operator agrees to pay Owner a rebate as described in Schedule G.

2.0      Heat Rate Guarantee.

         Operator guarantees the Facility will be operated to attain a net operating heat rate value equal to the value represented on the corrected input/output curve developed for the Facility by the Operator, with the assistance of the Contractor, as contemplated in Appendix G to the Turnkey Contract, and approved by Owner prior to the Commercial Operations Date, adjusted by the applicable Heat Rate Degradation Factors listed below (the "Guaranteed Heat Rate"). On or prior to the Commercial Operations Date, Owner and Operator will agree to use the Degradation Factors that are appropriate for a five year or six year major maintenance cycle, and will resolve any dispute with respect to the appropriate Degradation Factors in accordance with the procedures set forth in Article XII. (The annual Guaranteed Heat Rate for purposes of this Agreement will be calculated using the input/output curve specified above integrated hourly consistent with the Power Purchase Agreement over the Contract Year for all hours that the Facility is at or above 32% of the Power Purchase Agreement Dependable Capacity rating.)

         For purposes of this Agreement, the actual net operating heat rate will be calculated using the actual measured fuel consumption, the weighted calorific value of the coal delivered to the plant bunkers during the subject Contract Year, and the measured net generation in kWh (corrected for process steam flow) for all hours the Facility is at or above 32% of the Power Purchase Agreement Dependable Capacity rating.

         A bonus will be paid to the Operator by the Owner in accordance with Schedule G when the net operating heat rate is below the Guaranteed Heat Rate by an amount in excess of 25 btu/kWh and a rebate will be paid to the Owner by the Operator when the net operating heat rate is above the Guaranteed Heat Rate by an amount in excess of 25 btu/kWh. It is agreed that the value of one (1) btu/kWh/year based on a fuel price of $[xxx] per million btu as of July 1990 is $[xxx]. It is also agreed that the value of one (1) btu/kWh/year will be adjusted on an annual basis by a factor equal to the adjustment to the

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[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

Base Fuel Compensation Price determined in accordance with Article 10 of the Power Purchase Agreement.

         Following the completion of one (1) calendar year of operation, the Operator may request adjustment of the Guaranteed Heat Rate curve based on the correlation of the actual net operating heat rate and the Guaranteed Heat Rate. Operator must provide information to Owner supporting the Operator's request for adjustment of the Guaranteed Heat Rate curve. Owner shall in good faith respond to such request within thirty (30) calendar days. If the Owner fails to approve such request for adjustment of the Guaranteed Heat Rate curve, the matter shall be resolved in accordance with Article XII of this Agreement.




                          Heat Rate Degradation Factors
                       (Five Year Major Maintenance Cycle)


Contract             Degradation            Contract             Degradation
  Year                 Factor                 Year                  Factor

   1                   1.0130                  14                   1.0287

   2                   1.0164                  15                   1.0308

   3                   1.0199                  16                   1.0250

   4                   1.0197                  17                   1.0280

   5                   1.0218                  18                   1.0310

   6                   1.0193                  19                   1.0315

   7                   1.0207                  20                   1.0337

   8                   1.0237                  21                   1.0302

   9                   1.0258                  22                   1.0309

  10                   1.0257                  23                   1.0339

  11                   1.0222                  24                   1.0360



  12                   1.0252                  25                   1.0388

  13                   1.0265

                          Heat Rate Degradation Factors
                       (Six Year Major Maintenance Cycle)


Contract             Degradation            Contract             Degradation
  Year                 Factor                 Year                  Factor
   1                   1.0130                  14                   1.0259

   2                   1.0164                  15                   1.0289

   3                   1.0199                  16                   1.0287

   4                   1.0197                  17                   1.0308

   5                   1.0218                  18                   1.0330

   6                   1.0240                  19                   1.0269

   7                   1.0188                  20                   1.0299

   8                   1.0218                  21                   1.0329

   9                   1.0249                  22                   1.0327

  10                   1.0247                  23                   1.0349

  11                   1.0268                  24                   1.0370

  12                   1.0290                  25                   1.0398

  13                   1.0229

3.0      Demonstrated Capacity Guarantee.

         Beginning with the first Dependable Capacity Demonstration Period following the Initial Dependable Capacity Summer Demonstration Period and the Initial Dependable Capacity Winter Demonstration Period, as such terms are defined in the Power Purchase Agreement, the Operator guarantees the Facility will demonstrate a Dependable Capacity equal to or greater than the capacity demonstrated during the previous Dependable Capacity Summer Demonstration Period and the previous Dependable Capacity Winter Demonstration Period. The Dependable Capacity Rating can be adjusted up or down by mutual agreement between the Owner and Operator. If either party desires to adjust the Summer or Winter Dependable Capacity Rating of the Facility, the party desiring the change must notify the other party sixty
(60) days prior to the next Dependable Capacity Demonstration Period stating the desired Dependable Capacity Rating and the reasons for the requested adjustment. If the Operator fails to meet or exceed the Demonstrated Dependable Capacity Guarantee, the Operator agrees to pay the Owner a rebate as outlined in Schedule G.

                                   SCHEDULE F
                             REPORTING REQUIREMENTS

Monthly Fuel Burn Report, as defined in the Power Purchase Agreement Section
6.17.

Daily Operations Report, as defined in the Power Purchase Agreement Section 7.1.

Maintenance Schedule, as defined in the Power Purchase Agreement Section 7.2.

Operating Log, as defined in the Power Purchase Agreement Section 7.4(b).

NERC GADS Reports, as defined in the Power Purchase Agreement Section 7.4(d).

Plant Performance Report, which will be prepared monthly and will include data about plant current performance against the plan goals as well as significant operating events.

Major Maintenance Reports, which will be prepared for each scheduled outage and include all equipment inspection and maintenance performed during the outage. They will have as attachments, reports prepared by outside contractors engaged for the outage.

Unit Trip Reports, which will be prepared for each unscheduled outage and include explanations of the reason for the trip and corrective actions taken to repair equipment as well as any actions taken to prevent a similar trip.

Completed Work Orders, which will be kept on site and include details of the reason for the generation of the work order and the actions taken to correct the source of the work order.

Administration Report, reporting accounting, human resource, and warehousing activities.

Reports and data required to be prepared, maintained, and filed under terms of Applicable Permits.

                                   SCHEDULE G
                          FEE, REBATE & BONUS SCHEDULE

1.1 Base Operations Fee. Commencing on the last day of each month after the Mobilization Date, and on the last day of each month thereafter through the Commercial Operations Date, Owner shall pay Operator a Base Operations Fee of $[xxx] per month. Commencing on the last day of the calendar quarter in which the Commercial Operations Date shall occur, and on the last day of each calendar quarter thereafter, Owner shall pay Operator a Base Operations Fee calculated at the rate of $[xxx] per month. The Base Operations Fee for the purpose of determining Rebates and Bonus will be defined as the monthly Base Operations Fee multiplied by twelve (12). Payments of the Base Operations Fee for any month or quarter, as applicable, shall be pro-rated for the actual number of days elapsed in such month or quarter.

1.2 Escalation of Base Operations Fee. The Base Operations Fee shall be adjusted based on the Gross National Product Implicit Price Deflator on an annual basis and such adjustments shall become effective on January 1 of each Contract Year during the Term hereof. Should this index be discontinued, an index specified by the appropriate government agency as the replacement index, if any, shall be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost component shall be substituted by mutual agreement of the Parties.

1.3 Dependable Capacity Rebate. Operator agrees to rebate to the Owner any amount that the Dependable Capacity Payments to the Owner are reduced as a result of the Facility's failure to meet the Power Purchase Agreement Guaranteed Dependable Capacity rating after adjustments are made including "Non-Reduction Amounts" for the current year and utilization of "Credits" from the "Availability Bank." (Details of the Dependable Capacity Reduction Formula are contained in Article 10, Paragraph 15 of the Power Purchase Agreement.) The total amount of the Rebate for the Facility's failure to meet the Power Purchase Agreement Guaranteed Dependable Capacity rating after adjustments is limited to thirty-three percent (33%) of the annual Base Operations Fee. Dependable Capacity Rebates will be due fifteen (15) days after receipt of documentation from Owner indicating that Owner has experienced a reduction in capacity payments in accordance with the Power Purchase Agreement.

1.4 Dependable Capacity Bonus. No bonus shall be paid for exceeding the Guaranteed Dependable Capacity rating of the Facility.

1.5 Operating Heat Rate Rebate. Beginning on March 31, 1998 and on each March 31 thereafter, Operator agrees to pay Owner a rebate equal to $[xxx] per Btu/kWh multiplied by the Net Output Factor as defined by NERC for each Btu that the annual net operating heat rate for the previous Contract Year was greater than 25 btu/kWh above the Guaranteed Annual Heat Rate as defined in Schedule E. An example of the Heat Rate Rebate calculation is contained in Section 2.1 of this Schedule G. (Note: The $[xxx] per Btu/kWh factor shall


                                       1


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[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

be adjusted on an annual basis by a factor equal to the fuel adjustment clause as defined in the Power Purchase Agreement). The Operating Heat Rate Rebate is limited to an amount equal to thirty-three percent (33%) of the annual Base Operations Fee.

1.6 Operating Heat Rate Bonus. Beginning on March 31, 1998 and on each March 31 thereafter, Owner agrees to pay Operator a bonus equal to $[xxx] per Btu/kWh multiplied by the Net Output Factor as defined by NERC for each Btu that the annual net operating heat rate for the previous Contract Year was less than 25 btu/kWh below the Guaranteed Annual Heat Rate as defined Schedule E. An example of the Heat Rate Bonus calculation is contained in Section 2.2 of this Schedule
G. (Note: The $[xxx] per Btu/kWh factor in the formula shall be adjusted on an annual basis by a factor equal to the fuel adjustment clause as defined in the Power Purchase Agreement). The Operating Heat Rate Bonus is not limited to any specific percentage of the Base Operations Fee.

1.7 Demonstrated Capacity Rebate. Beginning with the first Dependable Capacity Demonstration following the Initial Dependable Capacity Demonstration, Operator agrees to rebate to Owner an amount equal to the Capacity Purchase Price specified in the Power Purchase Agreement, expressed as $/KW per month, or a prorated amount as appropriate for every KW that the Demonstrated Capacity for the current Summer Period and/or Winter Period is less than the previous year's corresponding Demonstrated Capacity. Demonstrated Capacity Rebates will be due on the last day of each calendar quarter and payable by the fifteenth (15th). The Demonstrated Capacity Rebate for any given year is limited to an amount equal to thirty-three percent (33%) of the annual Base Operations fee. An example of this calculation is contained in Section 2.3 of this Schedule G.

1.8 Demonstrated Capacity Bonus. No bonus will be paid for exceeding the previous year's Summer or Winter Demonstrated Capacity.

1.9 Example Dependable Capacity Rebate Calculations. See Article 10 of the Power Purchase Agreement.




                                        2



------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

2.1     Example of Operating Heat Rate Rebate.

Assumptions
        Net Electrical Output for Contract Year:        1,576,000,000 kWh
        Load Profile for Contract Year: 6,000 hours at 200 MW
                                        2,000 hours at 150 MW
                                          760 hours at 100 MW
        Note:  This would be done for every hour for the Contract Year.

        Guaranteed Heat Rate Curve:  (EXAMPLE CURVE ONLY)
                        [xxx/xxx =   (xxxxxxxxxx) / xx) + (xxxxxx(xxxx) +]
                                     [(xxx(xx) x xx)]

        Fuel Consumption for Contract Year: [xxx]
        (Fuel Consumption to Be Defined As Coal
         Consumed When Facility Is At Or Above 32% of the Facility Dependable Capacity Rating.)

Calculations:
        Guaranteed Heat Rate; (Guaranteed Heat Rate Curve)
                        200,000 KW = >  [xxx = ]
                        150,000 KW = >  [xxx = ]
                         76,000 KW = >  [xxx = ]
        Note:  This would be done for every hour of the Contract Year.

        Guaranteed fuel consumption integrated over Contract Year:
                        (6,000 x 200,000 x  [xxx + ]
                        (2,000 x 150,000 x  [xxx + ]
                        (  760 x 100,000 x  [xxx = xxx]

        Note:  This would be done for every hour of the Contract Year.

Guaranteed Heat Rate integrated over Contract Year:

                               [xxx / xxx = xxx]

        Operating Heat Rate: [xxx / xxx = xxx]

        Heat Rate Deviation:  [xxx - xxx = xxx - xxx = xxx]



                                      3



------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

        Operating Heat Rate Rebate:   [xxx x xxx x xxx xxx = xxx]




















                                      4



------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

2.2     Example of Operating Heat Rate Bonus.

Assumptions
        Net Electrical Output for Contract Year:        1,576,000,000 kWh
        Load Profile for Contract Year: 6,000 hours at 200 MW
                                        2,000 hours at 150 MW
                                          760 hours at 100 MW
        Note:  This would be done for every hour for the Contract Year.

        Power Purchase Agreement Heat Rate Curve:
                                [xxx/xxx (xxx / xxx) + xxx + ]
                                     [xxx x xxx]

        Fuel Consumption for Contract Year: [xxx]
        (Fuel Consumption To Be Defined As Coal
         Consumed When Facility Is At Or Above 32% of the Facility Dependable Capacity Rating.)

Calculations:
        Guaranteed Heat Rate at load points, using Tested Heat Rate Curve:
                                200,000 KW - >  [xxx =]
                                150,000 KW = >  [xxx =]
                                 76,000 KW = >  [xxx =]
        Note:  This would be done for every hour of the Contract Year.

        Guaranteed fuel consumption integrated over Contract Year:
                        (6,000 x 200,000 x [xxx +]
                        (2,000 x 150,000 x [xxx +]
                        (  760 x 100,000 x [xxx = xxx]
        Note:  This would be done for every hour of the Contract Year.

Guaranteed Heat Rate integrated over Contract Year:

                               [xxx / xxx = xxx]

        Operating Heat Rate: [xxx / xxx = xxx]

        Heat Rate Deviation: [xxx - xxx = xxx - xxx = xxx]

        Operating Heat Rate Rebate: [xxx x xxx x xxx = xxx]


                                      5





------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                   bonus due the Partnership from the Operator. The Bonus for Heat Rate is not limited to any percentage of the Annual Base Operations Fee.


Note: The Heat Rate Rebate and Bonus will be adjusted annually by a factor equal to the Fuel Adjustment Clause as defined in the Power Purchase Agreement.

2.3     Example of Demonstrated Capacity Rebate Calculation.

Assumptions:    Facility demonstrates Summer Dependable Capacity of 222.2 MW and a Winter Dependable Capacity rating of 217.8 MW during the initial Demonstration Periods. During the next Demonstration
                Period, Facility demonstrates a Summer Dependable Capacity of
                220.2 MW and a Winter Dependable Capacity rating of 217.8 MW.

Calculations:   Initial Winter Demonstrated Dependable Capacity =     217.8 MW
                Subsequent Winter Demonstrated Dependable Capacity = -217.8 MW
                                                                      --------
                                                                        0.0 MW

       No Rebate Due For "Winter Period"

       Initial Summer Demonstrated Dependable Capacity =             222.2 MW
       Subsequent Summer Demonstrated Dependable Capacity =         -220.2 MW
                                                                     --------
                                                                       2.0 MW

       2 MW x 1000KW x $20.8570 = $41,714 per month or a prorated amount based on 730 hours in a month for all months during the "Summer Period"


                                      7